Santander Closes on Transaction with the FDIC to Service Signature Bank's Multifamily Real Estate Assets

•Santander to acquire a 20% equity stake in a joint venture to service a $9 billion multifamily portfolio.

•FDIC partnership builds on Santander's deep expertise and scale in the multifamily sector.

BOSTON – Dec. 20, 2023 – Santander Bank, N.A. ("Santander" or "the Bank") today announced that it has closed a transaction with the Federal Deposit Insurance Corporation (FDIC) to participate in a joint venture that consists of a $9 billion portfolio of New York based multifamily real estate assets retained by the FDIC following the failure of Signature Bank. The Bank acquired a 20 percent equity stake of the joint venture for $1.1 billion at an attractive basis and will service 100 percent of the assets in the portfolio.

"This transaction underscores our strength and scale, leveraging our considerable expertise in the sector," said Ana Botín, Banco Santander executive chair. "We are a major participant in the U.S. multifamily space and this transaction plays to our strengths."

The Bank has a $13.5 billion multifamily real estate portfolio, is a leading multifamily bank real estate lender in the United States and holds an Outstanding Community Reinvestment Act (“CRA”) rating.

"Santander US is a top-ten multifamily bank real estate servicer and lender and this transaction will leverage that industry expertise while also deepening our franchise in the New York metro market," said Tim Wennes, Santander US country head and Santander Bank president and CEO.

The U.S. remains a strategic market for Banco Santander, as demonstrated by this transaction. The portfolio of loans in the joint venture consists of three pools of rent-controlled and rent-stabilized multifamily loans. The transaction will be accretive starting in 2024 and consume approximately two basis points of Santander Group CET1, to be paid back within three years.

Santander was advised in this transaction by Wachtell, Lipton, Rosen & Katz, Davis Polk, and Chain Bridge Partners.

About Santander US
Santander Holdings USA, Inc. (SHUSA) is a wholly owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) (Santander), a global banking group with 166 million customers in the U.S., Europe and Latin America. As the intermediate holding company for Santander’s U.S. businesses, SHUSA is the parent company of financial companies with approximately 13,700 employees, 4.5 million customers, and $168 billion in assets, as of December 2022. These include Santander Bank, N.A., Santander Consumer USA Holdings Inc., Banco Santander International, Santander Securities LLC, Santander US Capital Markets LLC and several other subsidiaries. Santander US is recognized as a top 10 auto lender, a top 10 multifamily bank lender, and has a growing wealth management business. For more information about Santander US, please visit www.santanderus.com.

About Santander Bank, N.A.
Santander Bank, N.A. is one of the country’s largest retail and commercial banks with $99 billion in assets. With its corporate offices in Boston, the Bank’s nearly 9,000 employees and more than 2 million customers are principally located in Massachusetts, New Hampshire, Connecticut, Rhode Island, New York, New Jersey, Pennsylvania and Delaware. The Bank is a wholly owned subsidiary of Madrid-based Banco Santander, S.A. (NYSE: SAN) – one of the most respected banking groups in the world with 161 million customers in the U.S., Europe, and Latin America. It is overseen by Santander Holdings USA, Inc., Banco Santander’s intermediate holding company in the U.S. For more information on Santander Bank, please visit www.santanderbank.com.

Media Contacts:
Laura Burke
Laura.Burke@santander.us

Andrew Simonelli
Andrew.Simonelli@santander.us

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